Exhibit 99.1

August 22, 2012
CEO's Update Letter to Shareholders

Dear Shareholders,
Since mid-July, our share price has dropped by approximately 15%. Understandably, this has been a cause of great concern for many of you, and we in management are also disconcerted, as we are not aware of any recent or impending issues that would justify this sell-off. We have a diversified set of assets with strong growth potential, and we have a healthy balance sheet, with approximately $40 million in cash and a book equity value per share in excess of $1.30 (pro forma for the Santos asset swap).
In recent months, we have renewed our investor relations efforts to help the market better understand our strategy and the steps of its execution. We have changed how we report our financials, launched a new website with detailed information about our assets, and created a new investor presentation which lays out our projects and goals. Changing market perception can be a long process, but already we have seen the first signs of success with Sidoti & Company's recent initiation of coverage on Magellan.
Turning now to the fundamentals of our story, I would like to update you on some exciting news in regards to our plans for a CO2-enhanced oil recovery project (“CO2-EOR”) at Poplar. For the past six months, oil samples from our field have been undergoing laboratory testing at Core Laboratories, including studies of minimum miscibility pressure, CO2 solubility swelling, and viscosity reduction. We have now received the results back, and they confirm the potential viability of CO2-EOR at Poplar. We are now working diligently to implement a five-well CO2-EOR pilot project to be conducted during the fiscal year ending June 30, 2013. We will keep you updated regularly on our progress. Based on the results of analogous CO2 projects in the region, a successful CO2-EOR at Poplar has the potential to change the order of magnitude of our Company's valuation.
In regards to the deeper formations at Poplar, in which we own a 35% working interest, two weeks ago our partner VAALCO announced that their first test well into the deeper formations, the EPU 120, did not uncover significant hydrocarbons below the Bakken/Three Forks. VAALCO is now in the process of completing the EPU 133-H, their second test well, which is a horizontal well targeting the Bakken formation. VAALCO intends to begin fracking this well at the end of this week. Log and core data to date are encouraging, and we share VAALCO's enthusiasm about the potential of this formation at Poplar.
On the administrative side, our relocation of the Company's headquarters from Portland, Maine, to Denver, Colorado, is now complete. In the immediate sense, the results of this move will include savings in rental and travel costs and management time spent in travel between offices. More importantly, basing our Company in an oil and gas hub will allow us to access talented professionals and service providers experienced in oil and gas, while increasing our exposure to new oil and gas opportunities. I believe this move will prove critical to our success as we grow our business.

I will update you again in a few weeks when we release our annual results in September. Thank you for your continued support.

Tom Wilson
President and CEO

FORWARD LOOKING STATEMENTS
Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about the Company and its subsidiaries may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are: (i) whether a CO2-enhanced oil recovery project will result in increased production at Poplar; (ii) whether the 133-H well currently being completed by VAALCO will produce commercial quantities of oil and/or gas; (iii) whether the Company's relocation to Denver will result in cost savings, access to professionals and service providers experienced in oil and gas, and increased exposure to new opportunities; and (iv) those set forth in the Company's Risk Factors section of its most recent 10K and subsequent 10Qs filed with the SEC. In addition, any opinions, estimates, or forecasts regarding the Company made by analysts are theirs alone and do not represent opinions, forecasts, or predictions of the Company or its management. The Company does not by its reference to analysts imply endorsement of or concurrence with such information, conclusions, or recommendations.